                                                          FILED: 10/29/2001
                                                          CID: 1999-00352277
                                                          WY Secretary of State

                                                          Doc. ID: 2001-00426351

                              ARTICLES OF AMENDMENT
                    (BY BOARD OF DIRECTORS OR INCORPORATORS)

Wyoming Secretary of State                             Phone (307) 777-7313/7312
Corporation Division                                   Fax (307) 777-5339
The State Capital Building                             E-mail: CORPORATIONS@STATE.WY.US
Cheyenne, WY 82003-0020

        1.   The name of the corporation is Careertek.org, Inc.

        2.   Article 1 is amended as follows:

             The new name of the company is:
             SecureStaff Systems, Inc.

        3.   If the amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself are:

              Does not apply.

        4.   The date of each amendment's adoption is: October 16, 2001

        5.   The amendment was adopted by the Board of Directors or
             Incorporators (circle one) without shareholder action and
             shareholder action was not required.

        Date: October 16, 2001                 Signed: /s/Peter Donnelly
                                               Title: Chairman of the Board